UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2021

GEMINI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39438	85-1612845
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 One Kendall Square, 3rd Floor Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

(617) 401-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GMTX	The Nasdaq Global Market

☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors of Gemini Therapeutics, Inc. (f/k/a FS Development Corp.), a Delaware corporation (the “Company”) appointed Brian Piekos, the Company’s Chief Financial Officer, as principal accounting officer and principal financial officer of the Company, effective February 17, 2021. Mr. Piekos will assume responsibility as principal accounting officer and principal financial officer from Gregg Beloff.

Mr. Piekos joined the Company from AMAG Pharmaceuticals, where he was most recently Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining AMAG, he held leadership roles in Corporate Finance, Tax and Treasury at Cubist Pharmaceuticals. Mr. Piekos began his career as a healthcare investment banker at Needham & Company and Leerink Partners, now SVB Leerink. Mr. Piekos earned his MBA from the Simon Business School at the University of Rochester. He obtained an M.S. in molecular biology from the University of Massachusetts Medical School and a B.A. in biochemistry from Ithaca College.

In connection with his employment, the Company entered into an employment agreement, dated January 25, 2021 (the “Employment Agreement”) which sets forth certain terms of Mr. Piekos’s employment. There are no other arrangements or understandings between Mr. Piekos and any other persons pursuant to which he was selected as the Company’s principal accounting officer and principal financial officer.

Pursuant to the Employment Agreement, Mr. Piekos serves as our Chief Financial Officer, principal accounting officer and principal financial officer. The employment of Mr. Piekos is “at will” and the agreement endures until terminated by either party.

Mr. Piekos’s current annual base salary is $405,000, which is subject to periodic review and adjustment. Under the terms of the Employment Agreement, Mr. Piekos is eligible to participate in any annual bonus programs as may be established from time to time by our board of directors or compensation committee. Under such bonus programs, Mr. Piekos is eligible to receive an annual bonus targeted at 40% of his annual base salary. Mr. Piekos is also entitled to initial stock option grants as follows, in each case subject to approval of the Company’s Board of Directors or Compensation Committee thereof, (i) 43,580 options of common stock from the Company’s 2021 stock option and incentive plan, which shall vest and become exercisable 25% of the shares vesting on the one-year anniversary of the Vesting Start Date, February 4, 2022, and the remainder vesting ratably on a quarterly basis over the following 12 quarters, subject to continued employment and (ii) 377,734 shares from the Company’s with 2021 Inducement Plan, which shall vest and become exercisable 25% of the of the shares vesting on the one-year anniversary of the Vesting Start Date, and the remainder vesting ratably on a monthly basis over the follow 12 quarters, subject to continued employment.

In the event Mr. Piekos’s employment is terminated without “cause” (as such term is defined in his Employment Agreement) or he resigns for “good reason” (as such term is defined in his Employment Agreement), subject to his execution and non-revocation of a separation agreement and general release of claims in our favor, Mr. Piekos is entitled to the following: (a) continuation of base salary for nine months, which we refer to as the Salary Continuation Period, (b) a pro rata portion of the Target Bonus (as such term is defined in his Employment Agreement); and (c) monthly COBRA premiums paid by us until the earlier of: (i) the end of the Salary Continuation Period; (ii) the date Mr. Piekos becomes eligible for health insurance through another employer, or (iii) the cessation of Mr. Piekos’s continuation rights under COBRA.

In the event Mr. Piekos’s employment is terminated without cause or he resigns for good reason, in either event within the twelve month period immediate following a Change in Control (as such term is defined in his Employment Agreement), subject to his execution and non-revocation of a separation agreement, including a general release of claims in our favor, Mr. Piekos is entitled to (a) a lump sum in cash equal to the sum of one times the sum of (i) Mr. Piekos’s then current Base Salary plus (ii) Mr. Piekos’s Target Bonus for the then-current year; (b) any then outstanding time-based equity awards shall accelerate and become fully vested as of the later of (i) the date of termination or (ii) the effective date of the separation agreement and release; and (c) monthly COBRA premiums paid by us until the earlier of: (i) the twelve (12) month anniversary of the date of termination; (ii) the date Mr. Piekos becomes eligible for health insurance through another employer, or (iii) the cessation of Mr. Piekos’s continuation rights under COBRA.

Mr. Piekos has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for twelve months following termination of his employment.

The Company will file a copy of Mr. Piekos’s Employment Agreement with its quarterly report on 10-Q for the period ended March 31, 2021.

Mr. Piekos does not have any family relationships with any of the Company’s directors or executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gemini Therapeutics, Inc.

By:	/s/ Jason Meyenburg
Name: Jason Meyenburg
Title: Chief Executive Officer

Dated: February 23, 2021